UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 23, 2008

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Whitney Information Network, Inc. (the “Company”) previously reported on November 20, 2006 that the Securities and Exchange Commission (the “Commission”) was conducting a private non-public investigation to determine whether the Company has complied with securities laws in connection with, among other matters, claimed efficacy or trading success of the Company’s stock market education programs.  The Company has cooperated with the Commission’s investigation to date.

On May 23, 2008, a criminal information was filed in the United States District Court for the Eastern District of Virginia charging a former independent contractor of the Company, John Hyland, with a count of making false statements and representations to the government, in violation of Title 18, United States Code, Section 1001. According to Company records, Mr. Hyland was an independent contractor for the Company from January 2004 to January 2006.  According to the criminal information, during interviews with the Commission, Mr. Hyland made false statements and representations relating to the amount of compensation he received from the Company in 2004 and 2005. In connection with the criminal information, on May 23, 2008, Mr. Hyland entered into a plea agreement with the United States under which he has agreed to plead guilty to the charges in the criminal information, and to cooperate fully and truthfully with the Government in the pending criminal investigation.  The Company and its subsidiaries were not charged in the filed criminal information, and none of the Company’s present or former directors or officers was charged in the filed criminal information.  The Company intends to continue to cooperate with the ongoing investigation by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 3, 2008	WHITNEY INFORMATION NETWORK, INC.

/s/ John F. Kane
John F. Kane
Interim President